UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2014

CARBONITE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35264	33-1111329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Avenue de Lafayette, Boston, MA 02111

(Address of principal executive offices, including ZIP code)

(617) 587-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2014, Carbonite, Inc. (the “Company”) announced that Ms. Cassandra Hudson has been appointed as Chief Accounting Officer, Vice President of Finance, and Assistant Treasurer of the Company effective October 28, 2014. Ms. Hudson, age 32, previously served as the Company’s Corporate Controller since October 2012 and as Director of Finance from March 2009 to March 2011, Accounting Manager from March 2008 to March 2009, and a Senior Accountant from March 2008 to March 2009. There are no family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K or transactions with related persons required to be disclosed pursuant to Item 404(a) of Regulation S-K involving Ms. Hudson.

In connection with Ms. Hudson’s promotion, the Company amended the employment agreement, as most recently amended on October 17, 2012, between the Company and Ms. Hudson, with a promotion letter dated October 28, 2014 (the “Promotion Letter”). Pursuant to the Promotion Letter, Ms. Hudson shall serve as the Chief Accounting Officer, Vice President of Finance, and Assistant Treasurer of the Company and shall receive an annual base salary of $200,000, subject to increases and modifications as determined by our board of directors or its compensation committee. Ms. Hudson will be eligible to participate in the Company’s management incentive bonus program and in other benefit programs that the Company establishes and makes available to its employees from time to time, to the same extent available to similarly situated employees of the Company.

Pursuant to the Promotion Letter, Ms. Hudson will also be granted an option to purchase 25,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, with vesting contingent upon Ms. Hudson’s continued employment with the Company. All outstanding equity awards to Ms. Hudson will vest in full immediately upon a change of control of the Company.

In addition, if Ms. Hudson’s employment is terminated by the Company other than for cause or if Ms. Hudson is constructively terminated by the Company, she will be entitled to receive a payment in an amount equal to (i) three times her then-current monthly base salary plus (ii) three times the monthly amount that the Company paid for her participation in the Company’s health insurance plan during the month immediately preceding the termination date, in each case subject to Ms. Hudson’s execution and delivery of a full release in favor of the Company. If Ms. Hudson’s employment is terminated by the Company other than for cause or if Ms. Hudson is constructively terminated by the Company, in each case within one year after the consummation of a change of control of the Company, she will be entitled to receive an additional payment equal to (i) three times her then-current monthly base salary plus (ii) three times the monthly amount that the Company paid for her participation in the Company’s health insurance plan during the month immediately preceding the termination date, in each case subject to Ms. Hudson’s execution and delivery of a full release in favor of the Company.

The foregoing summary of Ms. Hudson’s Promotion Letter is summary in nature and is qualified in its entirety by reference to Ms. Hudson’s Promotion Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Exhibits

(d) Exhibits

10.1    Promotion Letter Agreement with Cassandra Hudson, dated October 28, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized on November 3, 2014.

CARBONITE, INC.

By:	/s/ Danielle Sheer
Name:	Danielle Sheer
Title:	Vice President and General Counsel